                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
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Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                              ENTERPRISE SOLUTIONS
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

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    4) Date Filed:

       -------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

                                                                  April 17, 2001







To our Stockholders:


     You are cordially invited to attend the Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. on Wednesday, May 2, 2001 at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market St., Room 18 A & B (18th Floor), Philadelphia, PA.

     At the meeting we will elect directors and transact such other business as may properly be presented at the meeting. We will also review SunSource's 2000 performance and answer your questions.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.


                                         Sincerely yours,


                                         /s/ Maurice P. Andrien, Jr.

                                         MAURICE P. ANDRIEN, JR.
                                         President and Chief Executive Officer

                               [GRAPHIC OMITTED]






                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 2, 2001

     The Annual Meeting of Stockholders of SunSource Inc. will be held at 10:00 a.m. on Wednesday, May 2, 2001 at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market St., Room 18 A&B (18th Floor), Philadelphia, PA to consider and take action on the following:

     1. To elect three members to the Company's Board of Directors;

     2. To transact such other business as may properly be presented at the Annual Meeting or any adjournments thereof.

     Your Board of Directors recommends a vote "FOR" the election of the directors nominated by the Board of Directors.

     Stockholders of record at the close of business on March 30, 2001 will be entitled to vote at the Annual Meeting or any adjournments of the meeting. A list of such stockholders will be available for examination at the offices of the Company, 3000 One Logan Square, Philadelphia, PA for ten days prior to the date of the meeting.

                                          By Order of the Board of Directors


                                          /s/ Joseph M. Corvino


                                          Joseph M. Corvino
                                          Secretary

April 17, 2001

                               TABLE OF CONTENTS



PROXY STATEMENT ..........................................................................     1
VOTING PROCEDURES ........................................................................     1
   Revoking Your Proxy ...................................................................     1
   Vote Required and Method of Counting Votes ............................................     1
   Other Business ........................................................................     1

BOARD OF DIRECTORS .......................................................................     2
   Election of Directors .................................................................     2
   Board Meetings; Committees of the Board; Nominations to Board .........................     3
   Compensation of Directors .............................................................     3

OWNERSHIP OF COMMON SHARES ...............................................................     4
REPORT OF COMPENSATION COMMITTEE .........................................................     5
   Base Salary ...........................................................................     5
   Annual Bonus ..........................................................................     5
   Long-Term Incentive ...................................................................     5
   Deductibility of Compensation .........................................................     6

REPORT OF THE AUDIT COMMITTEE ............................................................     7
STOCK PERFORMANCE CHART ..................................................................     8
EXECUTIVE COMPENSATION ...................................................................     9
   Summary Compensation Table ............................................................     9
   Stock Option Grants in 2000 ...........................................................    10
   Aggregated Option Exercises in 2000 and Fiscal Year-End Option Values .................    11
   Employment Contracts, Termination of Employment and Change-in-Control Arrangements ....    11

OTHER INFORMATION ........................................................................    13
   Certain Related Transactions ..........................................................    13
   Independent Accountants ...............................................................    13
   Section 16(a) Beneficial Ownership Reporting Compliance ...............................    13
   Stockholder Proposals .................................................................    13
   Expenses of Solicitation ..............................................................    13

EXHIBIT A -- AUDIT COMMITTEE CHARTER .....................................................    14

                                SUNSOURCE INC.
                             3000 One Logan Square
                            Philadelphia, PA 19103

                                PROXY STATEMENT

     The Board of Directors of SunSource Inc. (the "Company" or "SunSource") is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 2, 2001, at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA, and at any adjournment or postponement of the Annual Meeting.

     This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about April 17, 2001. The stockholders of record at the close of business on March 30, 2001 (the "Record Date") will be entitled to be notified of, and to vote at, the Annual Meeting.


                               VOTING PROCEDURES

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Annual Meeting of Stockholders, please take the time to vote by completing and mailing the enclosed proxy card or use the electronic (telephone/internet) voting system indicated on your proxy. We have included a postage-prepaid envelope for your convenience.

     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted "FOR" the election of the nominees to the Board of Directors.

Revoking Your Proxy

     If you later wish to revoke your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting.

Vote Required and Method of Counting Votes

   Number of Shares Outstanding and Quorum. At the close of business on the Record Date, there were 6,882,409 shares of common stock of the Company (the "Common Shares") outstanding and entitled to vote at the annual meeting. Each stockholder is entitled to one vote for each Common Share owned of record by such stockholders with respect to each matter to be voted on at the Annual Meeting.

   Vote Required. The following is an explanation of the vote required for the item to be voted on at the annual meeting:

   Item 1 -- Election of Directors.

      The nominees receiving the highest number of votes will be elected. If you do not wish your shares to be voted for a particular nominee, you may so indicate in the space provided on the proxy card.

      Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange ("NYSE") are permitted to vote their clients' proxies in their own discretion as to the election of directors if their clients have not furnished voting instructions within ten days of the meeting.


Other Business

     We know of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the proxy card intend to vote your shares in accordance with their best judgment.

                              BOARD OF DIRECTORS

Election of Directors

     The SunSource Board of Directors (the "Board") is classifiied into three classes (Class I, Class II, and Class III). The members of the Board serve for three years and until their successors are duly elected and qualified. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting for full three-year terms. The terms of office of three of the present directors will expire at this annual meeting. Messrs. Keith, Shepard and Ziegler are standing for re-election. John P. McDonnell retired from the Board in May 2000. If any of the nominees become unavailable for election prior to this annual meeting, the number of directors to be elected at the meeting will be reduced.

     Unless instructions to the contrary are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the nominees set forth below. The table below sets forth information with respect to each nominee:

Class II Directors - Nominees to serve until the 2004 Annual Meeting and until such time as their respective successors are duly elected and qualified.


                                                       Principal Occupation; Five Year
Name, Age and Year                                        Employment History; Other
First Became Director                                           Directorships
-----------------------          --------------------------------------------------------------------------
Robert E. Keith, Jr.,     59     Managing Director and Chief Executive Officer of TL Ventures (a venture
 1997 (1)                        capital firm) for more than the past five years; President and Chief
                                 Executive Officer of Technology Leaders Management, Inc. from February
                                 1996 to the present, and President and Chief Operating Officer prior thereto; Vice Chairman of Safeguard Scientifics, Inc.; Director of
                                 Cambridge Technology Partners; Chairman of the Board of Internet Capital
                                 Group, Inc.; Director of American Education Centers, Inc.; Director of
                                 Naviano Inc.; Director of Circles Inc.; and Director of Surgency Inc.

Geoffrey C. Shepard,      56     President of Corporate Division of Karr Barth Associates, Inc. for more
 1998 (2)(3)                     than the past five years.

Francis G. Ziegler,       60     President and Chief Executive Officer of Claneil Enterprises, Inc. for
 1998 (1)                        more than the past five years; Chairman of the Board of Scott Chemical
                                 Co., Inc.; Director of Wawa, Inc.; Director of S&H GreenPoints Inc.;
                                 and Director of America'sDoctor.com.

                 Your Board of Directors recommends a vote "FOR"
                       the election of the above nominees.


Continuing Directors
--------------------

Classs I Directors (Terms expire at the 2003 Annual Meeting)


Stewart A. Bliss,          67     Consultant and former Interim Chairman and CEO of KN Energy during
 2000 (2)                         a portion of 1999; Senior Business Advisor from 1994 to 1999 for
                                  Parcel, Mauro, Hultin and Spaanstra, P.C.

O. Gordon Brewer, Jr.,     64     Consultant and former Vice President-Finance of Ikon Office Solutions
 1987 (2)(3)                      (successor company to Alco Standard Corporation) for more than the past five years.

Arnold S. Hoffman,         65     Senior Managing Director in Corporate Finance of Legg Mason Wood
 1987 (1)                         Walker, Incorporated since April 1995, and Managing Director prior thereto.

Class III Directors (Terms expire at the 2002 Annual Meeting)


Maurice P. Andrien, Jr.,    59     President and Chief Executive Officer of the Company since April
 1999                              1999; Chief Executive Officer of SunSource Technology Services, Inc.
                                   since January 2000; President and Chief Executive Officer of Unican
                                   Security Systems, Ltd. from June 1998 to April 1999; Chief Executive
                                   Officer of Curtis Industries, Inc. prior thereto.

Norman V. Edmonson,         60     Vice President, SunSource Corporate Group, Inc. from December 1999
 1987                              to May 2000; Executive Vice President of the Company from December
                                   1994 to May 1998; Group Vice President prior thereto.

Donald T. Marshall,         67     Chairman of the Company since April 1999; Chairman and Chief
 1987                              Executive Officer of the Company prior thereto.

------------
(1) Member of Compensation Committee
(2) Member of Audit Committee
(3) Member of the Nominating Committee


Board Meetings; Committees of the Board; Nominations to Board

     The Board of Directors met eight times in 2000. Three of these meetings were telephonic.

     The Board has three standing committees: the Audit Committee, whose members are Messrs. Bliss, Brewer, and Shepard; the Compensation Committee, whose members are Messrs. Hoffman, Keith and Ziegler; and the Nominating Committee, whose members are Messrs. Brewer and Shepard. The Audit Committee met five times in 2000; the Compensation Committee met three times with Messrs. Keith and Ziegler each missing one meeting; and the Nominating Committee met once.

     The Audit Committee reviews the performance and independence of the Company's independent accountants, makes an annual recommendation to the Board with respect to the appointment of independent accountants, approves the general nature of the services to be performed and solicits and reviews the accountants' recommendations. The Committee also consults with the Company's financial officers and internal accountants.

     The Compensation Committee reviews the Company's compensation policies and executive compensation changes and makes recommendations on compensation plans.

     The Nominating Committee considers recommendations for nominees for director from stockholders, who must submit such recommendations in writing to the Chairman of the Nominating Committee. Pursuant to the Company's Bylaws, a nomination by a stockholder of a person for election as a director must be made not later than 60 days nor earlier than 90 days prior to the anniversary of the preceding year's annual meeting in writing with the information specified in the Bylaws.

Compensation of Directors

     Employee directors receive no additional compensation for serving as directors.

     During 2000 non-employee directors received an annual retainer of $20,000 plus $1,000 for each Board or committee meeting attended. The non-employee directors are entitled to elect to take up to 100% of the retainer in the form of Common Shares.

                          OWNERSHIP OF COMMON SHARES

     The following table shows for (i) each director, (ii) each executive officer named in the summary compensation table, (iii) certain persons known to the Company to own beneficially more than 5% of the outstanding Common Shares, and (iv) all officers and directors as a group, the beneficial ownership of Common Shares as of March 30, 2001.

                                                                            Common Shares
Name of Beneficial Owner                                                 Owned Beneficially    Percent of Class
----------------------------------------------------------------------  --------------------  -----------------
Directors and Executive Officers
Maurice P. Andrien, Jr. ..............................................        107,000                 1.6%
Stewart A. Bliss .....................................................          5,378                   *
O. Gordon Brewer, Jr. ................................................          8,594                   *
Joseph M. Corvino (1) ................................................         39,626                   *
Norman V. Edmonson (1) ...............................................        421,112                 6.1%
Max W. Hillman, Jr. (1) ..............................................         32,220                   *
Arnold S. Hoffman ....................................................         21,133(2)                *
Robert E. Keith, Jr. .................................................         25,269                   *
Donald T. Marshall (1) ...............................................        703,988                10.2%
Stephen W. Miller ....................................................         20,000                   *
Geoffrey C. Shepard ..................................................         10,459                   *
Francis. G. Ziegler ..................................................         13,057                   *
All directors and executive officers as a group (13 persons) .........      1,407,836                20.5%

The firms identified in the table below have reported that they beneficially owned at December 31, 2000 more than 5% of the outstanding shares of the Common Stock as follows:

Other 5% Owners (3)
-------------------

T. Rowe Prices Associates, Inc. ......................................        578,200                 8.4%
100 East Pratt Street
Baltimore, MD 21202

Wynnefield Partners/Channel ..........................................        363,500                 5.3%
Partnership
450 Seventh Avenue, Suite 509
New York, NY 10123

Cramer, Rosenthall, McGlynn, LLC .....................................        394,200                 5.7%
707 Winchester Avenue
White Plains, NY 10604

Benson Associates, LLC ...............................................        414,500                 6.0%
11 SW Fifth Avenue, Suite 2130
Portland, OR 97204

------------
* Less than 1%


(1) Pursuant to a Stockholders Agreement dated as of July 31, 1997, Messrs., Corvino, Edmonson, Hillman, Marshall and McDonnell have agreed to vote, in the same proportion as the unaffiliated Common Shares that are voted on any matter, that percentage of Excess Voting Shares held by them that equals the percentage of unaffiliated Common Shares that are voted on such matter. "Excess Voting Shares" means the Common Shares beneficially owned by such individuals that represent voting power in excess of the respective voting powers they would have had immediately prior to the conversion of SunSource L.P., the predecessor to the Company (the "Partnership") into corporate form (the "Conversion") in a vote of the holders of Class A Interests and Class B Interests voting together as a single class.

(2) Includes 2,000 Common Shares owned by Hoffman Investment Co., of which Mr. Hoffman is Managing Partner. In addition, Mr. Hoffman's children own 1,000 Common Shares with respect to which he disclaims beneficial ownership.

(3) As reported to the Company in filings with the Securities and Exchange Commission made by these reporting firms on Form 13-G as of December 31, 2000.

                       REPORT OF COMPENSATION COMMITTEE

     The Company's compensation program for executive officers is designed to attract, retain and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company, and the interests of the Company's stockholders.

     The Company maintains a highly leveraged pay for performance compensation program recognizing and supporting its high risk / high reward business strategy and culture. When performance is exceptional, rewards can be substantial and well above average / median labor market values. When performance falls short of expectations, there may be no incentive award payouts.

     The Company has implemented a competitive total compensation program for executive officers composed of the following elements discussed below: base salary, annual bonus and long-term incentive compensation.

Base Salary

     Executive base salaries reflect the Company's operating philosophy, culture and business direction with each salary determined subjectively by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to median market levels based on reviews of published salary surveys and peer company compensation conducted by an independent compensation consulting firm. The Committee believes that the Company's most direct competitors for executive talent encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the compensation peer group is not the same as, and is broader than, the companies comprising the peer group index as it appears in the graph in the "Stock Performance Chart."

Annual Bonus

     Annual bonuses may be earned by executive officers and key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the overall Company or the business unit over which the individual has a direct influence. Annual bonus targets and goals are recommended by the CEO. Generally, the goals incorporate the achievement of business plan income targets, and Return on Assets ("ROA") or Return on Average Net Tangible Assets ("ROANTA"), as well as the achievement of non-financial management business objectives. The mix and weighting of the goals vary by business unit and are subjectively determined. The level of achievement of the goals determines the level of bonus. The maximum payout is two times the annual bonus target.

Long-Term Incentive

     SunSource maintains a deferred compensation plan for key employees (the "Nonqualified Deferred Compensation Plan") which allows for deferral of cash compensation from salary and annual bonuses. The Nonqualified Deferred Compensation Plan also includes awards that were made under previous long-term incentive plans of the Company. Executive deferrals can grow at mutual fund investment rates.

     In 1998, stockholders approved the 1998 Equity Compensation Plan (the "Equity Plan"). The plan is designed to instill the economic incentives of ownership, create management incentives to improve stockholder value and, through the use of vesting periods, encourage executives to remain with the Company and focus on long-term results.

     The Equity Plan is designed to drive performance and reward top officers and key employees when there is an increase in stock price, income growth, or earnings per share, excluding extraordinary events (the "Performance Targets"). The maximum payout will be 100% of the targeted long-term incentive as defined by the CEO with the approval of the Compensation Committee.

     The Committee awards grants to qualifying participants with the number of shares awarded varying according to position, responsibility, salary and performance results.

     The number of shares awarded and the vesting period of the award are determined by first setting a maximum number of shares and then measuring performance of the Company and business units to compute actual stock option grants up to the maximum and to determine the number of years over which the stock options vest.

     Targeted long-term dollar award values were established in 1998 by using competitive survey data. Guidelines for the maximum number of shares were determined by dividing target long-term incentive dollar values by the estimated value of a stock option. Accepted stock option pricing models were used to calculate the estimated option value. The number of shares that were actually awarded in 2000 was determined on a discretionary basis by the Company's CEO for corporate staff positions and business unit Chief Executive Officers for their participating employees using these guidelines.

     If the Company or the business unit, as applicable, meets certain Performance Targets, stock options will become vested gradually over a three to five-year period, depending on 2000 results. If Performance Targets are not met, the options will not become vested until 9 years from the grant date. The vesting period is determined as of the grant date based on 2000 performance results.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation for taxable years beginning on or after January 1, 1994. It limits deductible compensation for the executive officers named in the Summary Compensation Table to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by stockholders.

     The 1998 Equity Plan qualifies those awards that would be considered performance-based for exemption under Section 162(m). The Committee will continue to examine the impact of the deductibility limit on the Company and the executive group to determine when and if other aspects of the executive compensation program are affected by the limit and the appropriate actions necessary for the best interests of the stockholders.

                                          THE COMPENSATION COMMITTEE



                                          Arnold S. Hoffman
                                          Robert E. Keith, Jr.
                                          Francis G. Ziegler

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Company's Board of Directors (the "Committee") is composed of three [independent] directors and operates under a written charter adopted by the Board of Directors that complies with the rules adopted by the New York Stock Exchange (For a full copy of the written charter, see Exhibit A). In accordance with the Charter, all members of the Committee are independent. The members of the Committee are Stewart A. Bliss, O. Gordon Brewer, Jr., and Geoffrey C. Shepard. The Committee recommends to the Board of Directors the selection of the Company's independent accountants.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

     Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

     PricewaterhouseCoopers LLP audited the financial statements of the Company for 2000. During 2000, PricewaterhouseCoopers LLP also performed certain non-audit services for the Company. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining PricewaterhouseCoopers' independence. A summary of the audit and non-audit fees paid to PricewaterhouseCoopers in 2000 is as follows:

   Audit Fees -- The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit and the reviews of the Company's annual financial statements including the Company's Quarterly Reports on Form 10-Q was approximately $184,000.

   Financial Information Systems Design and Implementation Fees -- There were no aggregate fees billed by PricewaterhouseCoopers for professional services relating to financial information system design and implementation.

   All Other Fees -- The aggregate fees billed to the Company by PricewaterhouseCoopers for all other services, such as tax services and benefits consulting, were approximately $1,130,000 .

                                          THE AUDIT COMMITTEE



                                          Stewart A. Bliss
                                          O. Gordon Brewer, Jr.
                                          Geoffrey C. Shepard

                            STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Company's Common Shares (and Class B Interests of the Partnership) for the five years ended December 31, 2000, with the cumulative total return on the Russell 2000 Index and an industry peer group index. The 2000 Peer Group is comprised of Applied Industrial Technologies, Inc.; Barnes Group, Inc.; Genuine Parts Company; W.W. Grainger, Inc.; Hughes Supply, Inc.; Lawson Products, Inc. and NCH Corporation. These companies were selected based on their similarities in the aggregate to the Company.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 on December 31, 1995, and the reinvestment of all dividends. The returns of each company in the 2000 Peer Group have been weighted according to the respective company's stock market capitalization.

     For periods prior to September 30, 1997, the Company's predecessor was traded as a master limited partnership. For those periods, the index includes returns on Class B interests only due to the fact that only those interests were converted into Common Shares upon conversion to corporate form on September 30, 1997 (one post-split share of the Company's Common Shares for four Class B Interests). Also, for such periods, amounts distributed to partners representing tax distributions were excluded from the calculation based on the assumption that this type of distribution would not be reinvested. The Class B tax distributions were intended to cover the partners' tax liability on taxable income allocated from the Company's predecessor.


                               [GRAPHIC OMITTED]


TYPE
 OF
INDEX       NAME OF INDEX             12/31/1993  12/31/1994  12/31/1995  12/31/1996  12/31/1997  12/31/1998  12/31/1999  12/31/2000
------      -------------             ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Company     SUNSOURCE (IN-HOUSE CALC.)    100         100         100          83         118          94           21         15
Company     SUNSOURCE (CRSP CALC.)        100         100         100         100         128         104           24         17

------------------------------------------------------------------------------------------------------------------------------------
Broad
Market      S&P 500 INDEX                 100         100         100         123         164         212          257        234
Broad
Market      RUSSELL 2000                  100         100         100         115         138         134          160        153

------------------------------------------------------------------------------------------------------------------------------------

Peer Group  SELF DETERMINED PEER GROUP    100         100         100         117         141         131          119        114

------------------------------------------------------------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth all cash compensation paid and accrued for services rendered during the three years ended December 31, 2000, by each of the Chief Executive Officer, and the four other most highly compensated executive officers of the Company and its subsidiaries whose remuneration exceeded $100,000.


                                                                                   Long-Term Compensation
                                                                      -----------------------------------------------
                                                                        Long-Term         Restricted      Securities
                                       Annual Compensation                Share             Stock         Underlying
Name and                         --------------------------------      Performance          Awards          Options      All Other
Principal Position                Year    Salary (1)    Bonus(2)           Plan                $               #        Compensation
------------------               ------  ------------  ----------          ----               ---             ----      ------------
Maurice P. Andrien, Jr. (3)       2000     $527,310     $284,000     $         --        $  450,000(4)      70,000     $  279,455(5)
President & CEO                   1999      319,944      180,000               --                --         50,000         25,360(6)
SunSource, Inc.

Joseph M. Corvino                 2000      253,591       75,000               --                --         35,000          2,852(8)
Vice President -- Finance and     1999      247,747       76,000               --                --         20,000          1,772(8)
Chief Financial Officer           1998      211,939       50,000           91,233(7)             --         10,000            372(8)
SunSource Inc.

Max W. Hillman, Jr.               2000      324,778      154,414               --                --         42,500             --
Co-CEO                            1999      317,528       55,847               --                --         25,000             --
The Hillman Group, Inc.           1998      299,588      107,165               --                --         12,500             --

Donald T. Marshall                2000      480,945           --               --                --             --         17,491(9)
Chairman of the Board             1999      563,755           --               --                --        185,000         16,446(9)
SunSource Inc.                    1998      577,677      115,409          602,137(7)             --         35,000         15,928(9)

Stephen W. Miller (10)            2000      242,786      200,000               --                --         25,000             --
Co-CEO
The Hillman Group, Inc.

------------
 (1) Represents base salary plus other types of miscellaneous compensation.

 (2) Represents earned bonus for services rendered in each year.

 (3) The 1999 compensation represents compensation paid or distributed from April 27, 1999, commencement of employment, through December 31, 1999 only.

 (4) On January 26, 2000, the Compensation Committee of the Board of Directors amended the new CEO Grant by reducing the number of stock options from 150,000 to 50,000 and issued 100,000 shares of restricted stock. The restricted shares were issued at a fair market value of $4.50 per share (see Compensation of Chief Executive Officer on pages 11 and 12).

 (5) Includes primarily compensation for the forgiveness of a loan in the amount of $217,058 by the Company associated with the restricted stock issued on January 26, 2000 (see note 4 above).

 (6) Represents relocation expenses paid by the Company for the benefit of the named executive officer.

 (7) Represents deferred compensation awarded under the Share Plan for the year ended December 31, 1997. These awards became eligible for distribution in early 1999. The Share Plan terminated upon approval of the 1998 Equity Plan.

 (8) Includes term life insurance premiums of $372 paid by the Company in 2000, 1999 and 1998 and reserved parking fees of $2,480 and $1,400 paid by the Company in 2000 and 1999.

 (9) Includes primarily term life insurance premiums paid by the Company of $17,491 in 2000; $15,546 in 1999; and $13,708 in 1998.

(10) Represents compensation paid or distributed from April 7, 2000 through Decemeber 31, 2000 only as a result of the acquisition of Axxess Technologies, Inc.

                            OPTIONS GRANTS IN 2000

                                       INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------
                                                                                                 Potential Realizable Value at
                                                 Percent of Total                                    Assumed Annual Rates of
                                  Securities         Options                                        Stock Price Appreciation
                                  Underlying        Granted to                                         for Option Term (4)
                                   Options         Employees in        Exercise      Expiration  --------------------------------
Name                              Granted(#)        Fiscal Year      Price ($/Sh)       Date      0%($)     5% ($)      10% ($)
-----------------------------  ---------------  ------------------  --------------  ------------ ------- -----------  -----------
Maurice P. Andrien, Jr. .....       70,000(1)           19.7%           $ 4.50       05/01/2010  $    --  $198,102     $502,029

Joseph M. Corvino ...........       25,000(1)            7.0%           $ 4.50       05/01/2010       --    70,751      179,296
                                    10,000(2)            2.8%           $ 3.83       05/01/2010    6,750    24,055       60,961

Max W. Hillman, Jr. .........       30,000(1)            8.4%           $ 4.50       05/01/2010       --    84,901      215,155
                                    12,500(2)            3.5%           $ 3.83       05/01/2010    8,438    30,069       76,201

Justin M. Jacobi ............       40,000(3)           11.2%           $ 3.00       11/01/2010       --    75,467      191,249

Stephen W. Miller ...........       25,000(1)            7.0%           $ 4.50       05/01/2010       --    70,751      179,296

------------
(1) Each option granted has a ten-year term and is vested based on financial performance. If financial performance targets are met, vesting occurs annually over three to five years from the date of grant. If performance targets are not met, the options will not vest until nine years from the date of grant depending upon the specific terms of the grant.

(2) Each option was granted at 85% of the fair market value.

(3) Options have a ten year term and were fully exercisable at the date of grant.

(4) The amounts shown under these columns are calculated at the 0%, 5% and 10% annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

                     AGGREGATED OPTION EXCERCISES IN 2000
                       AND FISCAL YEAR-END OPTION VALUES


     The following table sets forth information for each named executive officer with regard to stock option exercises during 2000 and the aggregate stock options held at December 31, 2000.

                                                                  Number of
                                                                 Underlying
                                                                 Unexercised       Value of Unexercised
                                                                   Options         In-The-Money Options
                                       Shares                    at FY-End (#)         At FY-End ($)
                                    Acquired by      Value        Exercisable/          Exercisable/
Name                                  Exercise     Realized    Unexercisable (1)     Unexercisable (2)
----                                -------------  ----------  -------------------  ---------------------
Maurice P. Andrien, Jr. .........       --           --       50,000/ 70,000                 --
Joseph M. Corvino ...............       --           --        8,000/ 57,000                 --
Max W. Hillman, Jr. .............       --           --       20,835/ 59,165                 --
Justin M. Jacobi ................       --           --       40,000/      0            $2,500/$  --
Donald T. Marshall ..............       --           --       78,000/142,000                 --
Stephen W. Miller ...............       --           --            0/ 25,000                 --

------------
(1) Represents the number of shares subject to outstanding options.

(2) Based on a price of $3.0625 per share, the closing price of the Company's Common Stock on December 31, 2000, minus the associated exercise prices.


Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

     Upon a change in control of the Nonqualified Deferred Compensation Plan, the plan provides for payment of all amounts, including accrued investment earnings.

     Compensation of the Chairman of the Board

     Mr. Marshall retired as Chief Executive Officer (CEO) on April 27, 1999, and has remained as Chairman of the Company. Mr. Marshall entered into an employment agreement with the Company on April 28, 1999. This employment agreement is for a term of three years and provides for an annual base salary of $525,000 in the first year, $425,000 in the second year, and $325,000 in the third year. The employment agreement provides that, in the event of a termination of employment by the Company, except for cause, Mr. Marshall will be entitled to receive his then current salary for a period no longer than three years after April 28, 1999. Additionally, this agreement provides 150,000 stock options at the fair market value on April 28, 1999 of $15.00 per share for his management of the CEO transition progress and his commitment to serve the Company during the term of the agreement. These options vest in equal installments over the three-year term of the agreement, provided Mr. Marshall retains a Company relationship. This agreement also contains a covenant not to compete with the Company for a period of one year immediately following the termination of employment for any reason.

     Compensation of the Chief Executive Officer

     Mr. Andrien became CEO on April 27, 1999. Mr. Andrien entered into a three year employment agreement with the Company on April 27, 1999, which term will renew on a year-to-year basis after the initial term, unless this agreement is terminated early or not renewed. This agreement provides for an annual base salary of $450,000, a 1999 bonus of $180,000, and subsequent annual bonuses equal to a target of 40% of the salary in effect for the bonus year, to be determined annually in accordance with the incentive bonus plan as administered by the Compensation Committee of the Board. Annually, beginning in the year 2000, the Company will grant to Mr. Andrien an option to purchase 70,000 shares of SunSource common stock at fair market value, subject to the terms and conditions of the 1998 Equity Compensation Plan. Mr. Andrien's employment agreement contains a covenant not to compete with SunSource for one year immediately following termination of employment with SunSource, with certain exceptions. If Mr. Andrien is terminated without cause in the absence of a change in control involving SunSource, then the agreement requires SunSource to pay Mr. Andrien for a period of two years following the termination date. If SunSource should undergo a change in control within the terms of the agreement, Mr. Andrien will receive $1,000,000, and upon termination of his employment Mr. Andrien would be subject to the one-year non-compete covenant described above.

     In addition to the employment agreement above, a grant of 150,000 non-qualified stock options, at fair market value (the "New CEO Grant"), was made to Mr. Andrien on April 27, 1999. The options were fully exercisable at the date of grant. Subsequent to the employment of Mr. Andrien, external industry conditions and certain internal events that were in progress at the time of Mr. Andrien's hire resulted in a significant reduction of the intended value of the New CEO Grant. On January 26, 2000 the Compensation Committee of the Board of Directors amended the New CEO Grant by reducing the number of stock options from 150,000 to 50,000 and issued a grant of 100,000 shares of restricted stock. One-third of the restricted shares vested six months from the date of grant. Vesting of the remaining two-thirds of the restricted shares will be based on achievement of certain performance goals. In the event that some or all of the performance goals are not achieved within a three year period from the date of grant, then the remaining shares will vest on the third anniversary from their date of grant.

                               OTHER INFORMATION


Certain Related Transactions

     On February 24, 2000, in connection with taxes payable by Mr. Andrien relating to the New CEO Grant, the Company loaned Mr. Andrien the principal amount $206,000 in exchange for a promissory note and pledge agreement. The prinicipal amount of the loan and interest at the rate of 6.11% per annum were initially payable in three annual installments. However, on December 31, 2000, the Compensation Committee of the Board of Directors agreed to foregive the loan as part of Mr. Andrien's annual bonus.

     In 2000, Mr. Bliss received $232,000 in connection with the acquisition of Brampton Fastener Co. Limited, d/b/a Brafasco, by the Company's affiliate G-C Sun Holdings L.P. Mr. Bliss received this fee from the selling partners of Brafasco for his role in the transaction as an investment advisor.

Independent Accountants

     PricewaterhouseCoopers LLP audited the financial statements of the Company for 2000. Representatives of that firm are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than 10% of the Company's Common Shares to file reports of ownership of Company securities and changes in ownership with the SEC. The following filings of the Company's officers and directors and beneficial owners of 10% of the Company's Common Shares were not made on a timely basis: SEC Form 4 for Mr. Miller.


Stockholder Proposals

     An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2002 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than December 1, 2001. A stockholder must have been a record or beneficial owner of at least one percent of the outstanding Common Shares or Common Shares with a market value of $1,000 for at least one year prior to submitting the proposal and must continue to own such shares through the date on which the meeting is held.


Expenses of Solicitation

     The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Company officers without additional compensation. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who will mail proxy material to their customers or principals.

                                                                      EXHIBIT A


                                SunSource Inc.

                            Audit Committee Charter

                    -------------------------------------

Organization

     The Audit Committee is appointed by the Board of Directors. The Committee shall consist of at least three Directors including a Chairperson. The Committee shall include Directors as defined by the relevant listing authority. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board of Directors ("Board") in its business judgement.


Statement of Policy

     The Committee shall, through regular or special meetings with management, the General Accountant and the Company's independent accountant, provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate. The Committee has the right to retain special legal, accounting or other consultants to advise them. The Committee has the right to request officers or employees of the Company or counsel or the accountants to attend a meeting called by the Committee.


Responsibilities

     The Committee shall recommend to the Board the appointment of the Company's independent accountant and shall review the activities and independence of the independent accountant. This includes communicating to the independent accountant that he or she is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountant (or to nominate the independent accountant to be proposed for shareholder approval in any proxy statement). The Committee shall:
(1) ensure that the independent accountant provides annually to the Committee a formal written statement delineating all relationships between the independent accountant and the Company, (2) actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountant,
(3) recommend that the Board take appropriate action in response to the independent accountant's report to satisfy itself of the independent accountant's independence, and (4) assist the Board in monitoring the integrity of the financial statements and complying with legal and regulatory requirements.

     The Committee shall appoint and evaluate, in consultation with executive management, the General Auditor, and review and approve the budget and staffing for the internal audit department.

     The Committee shall make regular reports to the Board.

     The Committee or the Chairman of the Committee at the discretion of the Committee shall:

     1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review an analysis prepared by management and the independent accountant of significant financial reporting issues and judgements made in connection with the preparation of the company's financial statements.

     4. Review with management and the independent accountant the Company's quarterly financial statements prior to the release of quarterly earnings.

     5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountant, internal auditors or management.

     7. Recommend to the Board the appointment of the independent accountant, which firm is ultimately accountable to the Audit Committee and the Board.

     8. Approve the fees to be paid to the independent accountant. Meet with the independent accountant prior to the audit to review the planning and staffing of the audit.

     9. Receive periodic reports from the independent accountant regarding the accountant's independence, discuss such reports with the accountant, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the accountant.

    10. Evaluate together with the Board the performance of the independent accountant and, if so determined by the Audit Committee, recommend that the Board replace the independent accountant.

    11. Review the appointment and replacement of the senior internal auditing executive.

    12. Review the significant reports to management prepared by the internal auditing department and management's responses.

    13. Obtain from the independent accountant assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

    14. Obtain reports from management, the Company's senior internal auditing executive and the independent accountant that the Company's subsidiary/foreign affiliated entities are in conformity with the Foreign Corrupt Practices Act and the Company's Code of Conduct.

    15. Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

    16. Review with the independent accountant any problems or difficulties the accountant may have encountered and any management letter provided by the accountant and the Company's response to that letter. Such review should include:

         (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         (b)  Any changes required in the planned scope of the internal audit.

         (c) The internal audit department responsibilities, budget and staffing.

    17. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    18. Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

    19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

    20. Meet at least annually with the chief financial officer, the senior internal audit executive and the independent accountant in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountant or to assure compliance with laws and regulations and the Company's Code of Conduct.